UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 30, 2006
HCC INSURANCE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13790	76-0336636
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

13403 Northwest Freeway
Houston, Texas	77040-6094
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 690-7300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or Obligation Under an Off-Balance Sheet Arrangement.
In a Form 12b-25 filed with the Commission on August 10, 2006 and a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 15, 2006, HCC Insurance Holdings, Inc. (the “Company”) indicated that it would not file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 by the filing deadline. At that time, the Company announced that its Board of Directors had appointed its Audit Committee, acting as an independent committee, to oversee a review of the Company’s historical stock option practices and related accounting treatment. At the time, the Audit Committee had not completed its work and was continuing its review, consequently, the Company announced that it would not be able to file its Form 10-Q until the review had been completed. The Audit Committee’s review remains ongoing.
On October 30, 2006, the Company received a registered letter from U.S. Bank, as trustee for the holders of the Company’s 2.00% Convertible Notes due 2021, 1.30% Convertible Notes due 2023 and 2.00% Convertible Exchange Notes due 2021 (collectively, the “Notes”), stating that US Bank as trustee has not received the financial statements for the Company’s fiscal quarter ended June 30, 2006. The Company has 60 days from the date notice is given by the Trustee to deliver to the Trustee the Company’s duly filed Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 or such failure to file and deliver will be considered an “Event of Default” under the indentures governing the above-listed notes.
If an “Event of Default” were to occur under any of the Notes, the trustee or holders of at least 25% in aggregate principal amount of such series then outstanding could declare all the unpaid principal on such series of notes then outstanding to be immediately due and payable. As of the date hereof, there is approximately $297.3 million of aggregate unpaid principal outstanding of the above mentioned notes.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCC INSURANCE HOLDINGS, INC.
Date: October 30, 2006	By:	/s/ Christopher L. Martin
Christopher L. Martin,
Executive Vice President and General Counsel